NEWS RELEASE For Further Information Contact: Patrick J. McEnany Catalyst Pharmaceutical Partners Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com	FOR IMMEDIATE RELEASE Melody Carey Rx Communications Group Co-President (917) 322-2571 mcarey@rxir.com

CATALYST PHARMACEUTICAL PARTNERS PROMOTES ALICIA GRANDE

TO VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

CORAL GABLES, FL, December 2, 2011 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX) (“Company”) today announced that Alicia Grande, CPA, CMA, Catalyst’s Corporate Controller and Chief Accounting Officer, has been promoted to Vice President, Chief Financial Officer and Treasurer, effective December 16, 2011. Catalyst also announced that Jack Weinstein, Catalyst’s current Chief Financial Officer, is leaving Catalyst to pursue other interests.

“Since joining Catalyst, Alicia has proven to be a valuable part of our management team and has taken on ever increasing tasks and responsibilities. I am confident that she will continue to excel in her new position,” said Patrick J. McEnany, Catalyst’s President and CEO. McEnany continued, “I also want to thank Jack for his many years of service to the company and to wish him the best of luck in his new endeavors.”

Prior to joining Catalyst in January 2007, since 2003 Ms. Grande was employed by The Hackett Group, Inc. (formerly known as Answerthink, Inc.), a publicly traded information technology consulting services company. Ms. Grande served in various capacities with The Hackett Group, most recently as Senior Director of Finance, and was responsible for all external and SEC financial reporting. Ms. Grande also served as head of The Hackett Group’s Sarbanes-Oxley Act compliance team. Prior to joining The Hackett Group, Ms. Grande was employed for more than 10 years in capacities from staff to most recently Senior Manager, Audit & Business Consulting, by several public accounting firms including Arthur Andersen LLP. Ms. Grande, who is a CPA, earned a master of accounting degree from Florida International University and a Bachelor of Science degree in business administration, with majors in accounting and finance, from Syracuse University.

About Catalyst Pharmaceutical Partners, Inc.

Catalyst Pharmaceutical Partners, Inc. is a development-stage biopharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases of the central nervous system with a focus on the treatment of addiction and epilepsy. Catalyst has two products in development, and is currently evaluating its lead product and first-in-class GABA aminotransferase inhibitor candidate, CPP-109 (vigabatrin), for the treatment of cocaine addiction. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction. Catalyst also expects to evaluate CPP-109 for the treatment of other addictions. Catalyst is also developing CPP-115, another GABA aminotransferase inhibitor that is more potent than vigabatrin and has reduced side effects (e.g., visual field defects, or VFDs) from those associated with vigabatrin. Catalyst is planning to develop CPP-115 for several indications, including drug addiction, epilepsy (initially infantile spasms) and for other selected central nervous disease indications. CPP-115 has been granted orphan-drug designation for the treatment of infantile spasms by the FDA. Catalyst believes that it controls all current intellectual property for drugs that have a mechanism of action related to the inhibition of GABA aminotransferase. For more information about Catalyst, go to www.catalystpharma.com.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those described in the Company’s filings with the SEC, could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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